Exhibit 10.ee


                        Stock Option Replacement Program

In August 1998, the Compensation Committee of the Board of Directors of the Company adopted a stock option replacement program pursuant to which active employees of the Company who held unexercised stock options granted on or before June 30, 1998 and with an exercise price in excess of $10.00 were given the opportunity to exchange such options for options having an exercise price of $7.00. The number of replacement options offered in the program was calculated using the Black-Scholes method of stock option valuation and the number of replacement options offered was approximately 75% of the Black-Scholes value of the current options. Options granted under the replacement program will vest beginning in 1999, on a vesting schedule based on the original grant date of the exchanged options. There is no formal plan document for such Program.